UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2009

CADENCE PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33103	41-2142317
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12481 High Bluff Drive, Suite 200, San Diego, California	92130
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 436-1400

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Form 8-K/A amends the Current Report on Form 8-K filed by Cadence Pharmaceuticals, Inc. (the “Company”) with the Securities and Exchange Commission on March 12, 2009 (the “Original 8-K”), announcing the Company’s restructuring plan. This Form 8-K/A amends the Original 8-K to include management’s estimates of the costs associated with implementation of the restructuring plan as required by Item 2.05.

Item 2.05.	Costs Associated with Exit or Disposal Activities

On March 12, 2009, the Company announced a restructuring plan in order to reduce operating costs following the Company’s announcement on the same date of the discontinuation of the development program for its Omigard™ (omiganan pentahydrochloride 1% topical gel) product candidate. As part of the restructuring plan, on March 18, 2009, the Compensation Committee of the Company’s Board of Directors approved and the Company implemented a workforce reduction plan that will result in the termination of 11 employees, all of whom were notified of their termination on March 19, 2009. Separation dates for the affected employees were determined based on business needs, and range from March 20, 2009, through December 31, 2009. Each affected employee will be eligible to receive a severance payment, COBRA premium reimbursements and outplacement assistance (the “Severance Benefit(s)”), and certain affected employees will receive an additional severance payment contingent upon the completion of specific objectives prior to their termination date. Each affected employee’s eligibility for the Severance Benefits is contingent upon such employee’s execution of a separation agreement, which includes a general release of claims against the Company. The Severance Benefit costs and other costs related to the reduction in force are expected to total approximately $0.5 million.

The Company previously announced that it would incur impairment charges in the fourth quarter of 2008 of approximately $2.4 million on its manufacturing equipment for Omigard, and anticipates that it will incur additional restructuring charges during the first quarter of 2009 of approximately $0.2 million for the termination of contractual obligations related to the Omigard program.

The Severance Benefit costs and other costs related to the reduction in force, as well as the other restructuring charges of approximately $0.2 million, were included in the estimated reduction in the Company’s 2009 operating expenses announced on March 12, 2009, of approximately $13 million to $15 million, and in the Company’s estimate of its 2009 operating expenses of between $43 million to $48 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 23, 2009	CADENCE PHARMACEUTICALS, INC.

	By:	/s/ William R. LaRue
	Name:	William R. LaRue
	Title:	Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary